Exhibit 10.3

REVISED

August 13, 2005

Robert Lenk

12595 FM1097

Willis, TX 77318

Dear Dr. Lenk:

I am pleased to extend you an invitation to join Luna Innovations in the position of CEO of Luna nano Works, a division of Luna Innovations, reporting to me, at your earliest convenience.

Your responsibilities will include the setting strategy of Luna nano Works (LnW) with a medical products/MRI contrast agent focus. In addition to the leadership role at LnW, your background and skills are needed in leading and assisting the commercialization of various medical and biotech product development efforts within Luna Innovations. Our efforts will be focused on getting LnW prepared to be spun out as a separate company and it is expected as equity is built and the spinoff is created that all will be rewarded with ownership in LnW and share in the creation of value as it is harvested with other opportunities as well. As an example, Luna Quest, and other medical and biomedical and any other opportunities where value is added, created and liquidity is created through spinoff ownership, licensing or outright sale of the technology.

The purpose of this offer letter is to align ourselves to a shared goal of building equity and share in the value created.

We can offer you a monthly salary of $14,825.00. You will be eligible for a bonus that will, in sum, be equal to 35% of your salary, payable quarterly, based on achievement of agreed upon milestones. For your first year your goals are:

•	Filing of an agreed upon Investigational New Drug (IND) application with the Food and Drug Administration;

•	Production and testing of a suitable method for scaling up production of Trimetasphere and Single Wall Carbon Nano Tube (SWCNT) synthesis, separation and purification processes; and

•	Produce and begin to execute a plan to develop the Nano business.

The payout of the first, second and third quarter bonuses will be based on satisfactory reports showing appropriate progress towards achievement of the above first year goals. You will provide these reports to me on a timely basis. The fourth quarter bonus payout will be contingent upon full achievement of the above first year goals.

In addition, you will be provided with a stock option grant to purchase 100,000 shares of Luna Innovations Common Stock at an exercise price equal to the current fair market value ($0.20/share), vesting 25% after one year, and monthly pro-rata over the following three years. And, you will be eligible for future options as the company grows and your contributions continue.

Your benefits under Luna’s comprehensive benefits program will begin on your first day of employment, with the exception of the 401(K) plan which you can participate in after 3 full months of employment. In addition to our generous 401(k) retirement plan, our benefits include a Paid Time Off program, 10 paid holidays, health insurance, dental plan, life insurance and short and long-term disability. We can also offer relocation benefits for your move to the Danville, Virginia area, to include physical move of household goods, temporary housing and storage up to 90 days if required.

As is our practice with all new employees, we will ask you to sign an Employee Confidentiality agreement and provide a full disclosure of your involvement in all outside corporate, civic, professional, and business-related activities.

We are excited about the work you have done with Luna to date, and the work we can do together in the future. Upon acceptance of our offer, we would like to have a press release with wide circulation noting your affiliation with the Luna Group.

I think you will find the position professionally stimulating and challenging, and I believe your contributions will greatly assist the continued growth and success of Luna. It has been a great pleasure working with you as a consultant for the past few months, and I look forward to continuing this relationship as you become a full time Luna employee.

Should you have questions relative to our offer of employment or if you require further information on any point that we may have failed to cover, do not hesitate to contact the Human Resources Department at 540-953-4275. After careful consideration of our total employment package, we hope to receive a written affirmative response from you as soon as possible. Please address your response to Ms. Lori Engebritson.

Sincerely,

/S/ KENT A. MURPHY, PH.D.
Kent A. Murphy, Ph.D.
President & Chief Executive Officer